Exhibit 99.1

Press Release

Vuzix Schedules Conference Call and Provides Business Update and Reports its Second Quarter 2017 Financial Results

ROCHESTER, N.Y., August 9, 2017 - Vuzix® Corporation (NASDAQ: VUZI), a leading supplier of Smart Glasses, Augmented Reality (AR) and Virtual Reality (VR) technologies and products for the consumer and enterprise markets, today reported its second quarter financial results for the period ended June 30, 2017.

Second Quarter 2017 and recent highlights included:

•	Revenue for the second quarter 2017 was $1,325,261 or an increase of 136% compared to $560,877 for the second quarter of 2016, representing the second consecutive quarter with over $1,000,000 of revenue and a sequential growth of 9% over the first quarter of 2017.

•	Made substantial progress on our enterprise smart glasses development project with Toshiba representing $420,314 of engineering services revenues during the second quarter. Our development project with Toshiba is nearing completion and continues to move towards the new product’s announcement details and its commercial production beginning as early as the 4th quarter of 2017.

•	Shipped $116,305 of waveguides and related components during the second quarter to our two Tier-1 consumer electronic partners for integration and feasibility testing into their consumer smart glasses products.

•	Successfully transitioned M300 volume production from our existing contract manufacturer in the USA to their operations in China resulting in improved yields and lower cost profile.

•	Appointed Paul Boris, a manufacturing, technology and operations veteran and former VP of Manufacturing Industries at GE Digital to the new role of Chief Operating Officer (COO) to oversee sales and manufacturing at Vuzix.

•	Announced successful M300 Smart Glasses commercial deployments related to vision picking at John Deere and manufacturing operations at WS Kunststoff-Service.

•	Entered into agreements relating to the sale of 1,500,000 shares of its common stock at an offering price of $5.75 per share. The gross proceeds from the offering will be $8,625,000 before deducting commissions and estimated offering expenses. The shares of common stock are being sold primarily to existing institutional investors of the Company. The offering is expected to close on August 14, 2017, subject to satisfaction of customary closing conditions.

The following table compares the Company’s summarized statement of operations data for the quarter ended June 30, 2017:

	For 3 Months
	Ended June 30,
	2017	2016

Sales of Products	$904,947	$421,377
Sales of Engineering Services	420,314	139,500

Total Sales	1,325,261	560,877

Total Cost of Sales	1,754,748	686,931

Gross Profit (Loss)	(429,487)	(126,054)
Operating Expenses:
Research and Development	1,198,940	1,669,043
Selling and Marketing	800,329	651,547
General and Administrative	1,308,234	1,199,427
Depreciation and Amortization	242,979	183,686

Loss from Operations	(3,979,969)	(3,829,757)

Total Other Income (Expense)	(90,130)	(273,733)

Loss Before Income Taxes	(4,070,099)	(4,103,490)
Provision (Benefit) for Income Taxes	-	-

Net Loss	$(4,070,099)	$(4,103,490)
Loss per Share	$(0.22)	$(0.28)

Second Quarter 2017 Financial Results

For the three months ended June 30, 2017 revenues were $1,325,261, an increase of 136% compared to $560,877 for the three months ended June 30, 2016. The increase of revenue for the quarter ended June 30, 2017 compared to the same period in 2016 was primarily the result of M300 Smart Glasses sales and the sales of engineering services for a specialized version of our smart glasses for Toshiba.

Total Gross Loss for the three months ended June 30, 2017 was a gross loss of $429,487 as compared to a gross loss of $126,054 for the three months ended June 30, 2016. The increase of cost of sales for the quarter ended June 30, 2017 compared to the same period in 2016 was primarily the result of increased revenues in the 2017 period as well as transitory costs related to low initial production yields and component quality issues incurred during manufacturing at our contract manufacturer’s California operations. Cost of sales during the current quarter were also impacted by the decommission and transition costs of our contract manufacturer’s operations from California to their facility in China.

Research and Development expense was $1,198,940 for the three months ended June 30, 2017 compared to $1,669,043 for the three months ended June 30, 2016. The decrease of research and development expense for the quarter ended June 30, 2017 compared to the same period in 2016 was primarily the result of a decrease in M300 internal and outside contractor project development and research costs and the reclass of internal research and development wage costs related to the Toshiba engineering program.

Selling and Marketing expense was $800,329 for the three months ended June 30, 2017 compared to $651,547 for the three months ended June 30, 2016. The increase of selling and marketing expense for the quarter ended June 30, 2017 compared to the same period in 2016 was primarily the result of increased marketing costs related to the M300 offset by a reduction in trade show costs.

General and administrative expense was $1,308,2334 for the three months ended June 30, 2017 compared to $1,199,427 for the three months ended June 30, 2016. The increase of general and administrative expense for the quarter ended June 30, 2017 compared to the same period in 2016 was primarily the result of increase salary and stock compensation costs due to the hiring of new accounting and internal IR personnel and the Company’s new COO offset by a reduction Sarbanes-Oxley consultant expense and reduced spending on investors relations activities.

The net loss for the 3 months ending June 30, 2017 was $4,070,099 or $0.22 cents per share versus a net loss of $4,103,490 or $0.28 for the same period in 2016.

As of June 30, 2017, the Company maintained cash and cash equivalents of $6,129,342, and an overall working capital position of $7,760,349. These amounts exclude the approximate $8,000,000 in net proceeds from the Company’s recent financing discussed above.

“2017 is off to strong start at Vuzix after achieving our second consecutive quarter of $1 million plus revenue during the second quarter and we are preparing to deliver significantly more revenue in the second half of 2017 driven by commercial enterprise smart glasses deployments,” said Paul Travers, President and Chief Executive Officer of Vuzix. “With our shift of M300 manufacturing to China from the US complete it will drive improvement in our gross margins and allow us to flex our manufacturing needs to meet sales orders and increasing demand. Our enterprise order flow and sales pipeline led by our COO, Paul Boris continues to build momentum, which will have an immediate positive impact on our sales beginning in the 3rd quarter of 2017.”

Conference Call Information

Date: Wednesday, August 9, 2017

Time: 10:00 a.m. Eastern Time (ET)

Dial-in Number for U.S. & Canadian Callers: 877-709-8150

Dial-in Number for International Callers (Outside of the U.S. & Canada): 201-689-8354

Conference ID: 13668266

Webcast: http://public.viavid.com/index.php?id=125831

Participating on the call will be Vuzix’ Chief Executive Officer and President Paul Travers, Chief Financial Officer Grant Russell, and Chief Operating Officer Paul Boris who together will discuss operational and financial highlights for the second quarter ended June 30, 2017.

To join the live conference call, please dial into the above referenced telephone numbers five to ten minutes prior to the scheduled conference call time.

A replay will be available for 30 days, starting on August 10, 2017, at approximately 2:30 p.m. (ET). To access the replay, please dial 877-660-6853 within the U.S. or Canada, or 201-612-7415 for international callers. The conference ID# is 13668266.

About Vuzix Corporation

Vuzix is a leading supplier of Smart-Glasses, Augmented Reality (AR) and Virtual Reality (VR) technologies and products for the consumer and enterprise markets. The Company's products include personal display and wearable computing devices that offer users a portable high quality viewing experience, provide solutions for mobility, wearable displays and virtual and augmented reality. Vuzix holds 51 patents and 39 additional patents pending and numerous IP licenses in the Video Eyewear field. The Company has won Consumer Electronics Show (or CES) awards for innovation for the years 2005 to 2016 and several wireless technology innovation awards among others. Founded in 1997, Vuzix is a public company (NASDAQ: VUZI) with offices in Rochester, NY, Oxford, UK and Tokyo, Japan.

Forward-Looking Statements Disclaimer

Certain statements contained in this news release are "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995 and applicable Canadian securities laws. Forward-looking statements contained in this release relate to, among other things, the timing of new product releases, R&D project successes, future operating results, and the Company's leadership in the Video Eyewear, VR and AR display industry. They are generally identified by words such as "believes," "may," "expects," "anticipates," "should" and similar expressions. Readers should not place undue reliance on such forward-looking statements, which are based upon the Company's beliefs and assumptions as of the date of this release. The Company's actual results could differ materially due to risk factors and other items described in more detail in the Company's Annual Reports and other filings with the United States Securities and Exchange Commission and applicable Canadian securities regulators (copies of which may be obtained at www.sedar.com or www.sec.gov). Subsequent events and developments may cause these forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law.

Media and Investor Relations Contact:

Matt Margolis, Director of Corporate Communications and Investor Relations, Vuzix Corporation matt_margolis@vuzix.com Tel: (585) 359-5952

Andrew Haag, Managing Partner, IRTH Communications

vuzi@irthcommunications.com Tel: (866) 976-4784

Vuzix Corporation, 25 Hendrix Road, Suite A, West Henrietta, NY 14586 USA,

Investor Information – IR@vuzix.com www.vuzix.com